                                                                      Exhibit 11

                   COMPUTATION OF NET LOSS PER COMMON SHARE

                               MGI PHARMA, INC.
                                  (Unaudited)


The following information is required in computations of primary and fully diluted loss per common share for each period:

                                             Three Months Ended
                                                  March 31,
                                         -----------------------
                                            1997         1996
                                         ----------   ----------
Loss:
 Net loss                              $  (535,803)  $  (803,507)


Common shares:
 Adjusted weighted shares
    outstanding (a)                     14,089,380    12,784,257


Loss per common share:
 Net loss                                $   (0.04)  $     (0.06)

(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.